Exhibit 99.1

For Immediate Release

Petro River Oil Announces Conference Call Following Annual Meeting of Shareholders

New York, NY, September 19, 2016 – Petro River Oil (OTCBB: PTRC) (“Petro River” or “The Company”) will provide an update for shareholders on recent corporate events, including forward looking plans, immediately following the Company’s annual shareholder meeting on Tuesday, September 20 at 11:45am EDT. The presentation will be provided by Scot Cohen, the Chairman of the Board, and Stephen Brunner, President of Petro River.

Shareholders unable to attend the meeting in person have two options:

Online: An Webex audio webcast will be available at http://bit.ly/2d3Gije
Phone: Participants can dial number 1-415-655-0002 within the United States.

Messrs. Cohen and Brunner will provide an overview of the Company’s 2016 performance and provide a roadmap for future plans, including the Osage County, OK drilling program set to commence in November 2016. Interested parties can review the presentation here http://petroriveroil.com/wp-content/uploads/2016/09/PTRC-Corporate-Presentation-Sept-2016vfinal.pptx.pdf

About: Petro River Oil Corp.
Petro River Oil Corp. (OTCBB: PTRC) is an independent energy company with its core holdings in Northeast Oklahoma, the Larne Basin in Northern Ireland, and Mountain View, California.  Petro River’s strategy is to apply modern technology, such as 3D seismic analysis to exploit hydrocarbon-prone resources in historically prolific plays and underexplored prospective basins to build reserves and to create value for the Company and its shareholders. For more information, please visit our website at www.petroriveroil.com.

Forward-Looking Statements
This news release contains forward-looking and other statements that are not historical facts. Readers are cautioned not to place undue reliance on forward-looking statements, as there can be no assurance that the plans, intentions or expectations upon which they are based will occur. By their nature, forward-looking statements involve numerous assumptions, known and unknown risks and uncertainties, both general and specific, that contribute to the possibility that the predictions, forecasts, projections and other forward looking statements will not occur, which may cause actual performance and results in future periods to differ materially from any estimates or projections of future performance or results expressed or implied by such forward looking statements.  These forward looking statements, projections and statements are subject to change and could differ materially from final reported results. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made.  Petro River assumes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable securities law. Additionally, Petro River undertakes no obligation to comment on the expectations of, or statements made by, third parties in respect to the matters discussed above. Readers should also carefully review the “Risk Factors” in Petro River’s annual report on Form 10-K, its quarterly report on Form 10-Q, and its other reports filed with the SEC under the Securities Exchange Act of 1934, as amended.

For further information, please contact:

Investor Relations
ir@petroriveroil.com
(469) 828-3900